Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO

Arthur R. Zunker, Jr.
Senior Vice President & CFO

News For Immediate Release
EAGLE MATERIALS INC. REPORTS
RECORD HIGH ANNUAL AND QUARTER REVENUES (UP 39% and UP 45%)
RECORD HIGH ANNUAL AND QUARTER DILUTED EPS (UP 58% and UP 76%)
     (Dallas, TX May 2, 2006): Eagle Materials Inc. (NYSE: EXP) today reported financial results for the fourth quarter ended March 31, 2006 and for fiscal year 2006. Eagle also issued guidance for the first quarter of its fiscal year 2007. Eagle produces and distributes Gypsum Wallboard, Cement, Recycled Paperboard and Concrete and Aggregates.
•	HIGHEST ANNUAL AND QUARTERLY OPERATING EARNINGS IN OUR HISTORY (UP 54% AND UP 73%)

•	RECORD HIGH ANNUAL SALES VOLUME IN WALLBOARD — 2.83 BILLION SQUARE FEET

•	WALLBOARD AVERAGE NET SALES PRICE INCREASED $40 PER MSF FROM LAST YEAR’S FOURTH QUARTER

•	OUR CEMENT COMPANIES COMPLETED THEIR 20TH CONSECUTIVE “SOLD OUT” YEAR AND SET A RECORD FOR FISCAL YEAR SALES VOLUME — 3.2 MILLION TONS

•	HIGHEST QUARTERLY CEMENT AVERAGE NET SALES PRICE IN OUR HISTORY — INCREASED $16 PER TON FROM LAST YEAR’S FOURTH QUARTER
     For the quarter ended March 31, 2006, revenues and net earnings were $221.6 million and $43.8 million, respectively. Revenues increased 45% over the prior year fourth quarter and net earnings increased 59% over the same period last year. Diluted earnings per share for the fourth quarter of fiscal 2006 were $0.86 compared with $0.49 in the same period a year ago, a 76% increase.
     For the fiscal year ended March 31, 2006, Eagle’s net earnings increased 51% to $161.0 million, or $3.02 per diluted share, from $106.7 million, or $1.91 per diluted share, for the previous fiscal year. Revenues for fiscal 2006 of $859.7 million were a record high, and were 39% greater than the $616.5 million for the previous fiscal year.
     Eagle remains well positioned to continue to achieve outstanding financial results given our low cost operations which supply building materials to a strong construction industry. According to the U.S. Census Bureau, total construction spending during March 2006 was estimated at a seasonally adjusted annual rate of $1.20 trillion, 8% above the March 2005 estimate. The Gypsum Association reported approximately 9.5 billion square feet of wallboard was shipped by U.S. manufacturers in the first three months of calendar 2006, a 10.9% increase over the same period in the prior record year. For calendar year 2006, we expect wallboard demand to remain strong and supply to be tight (with 95%+ industry capacity utilization).

Wallboard pricing remains strong and an average $15 per thousand square feet (MSF) price increase was implemented in late March 2006 in all of our wallboard markets. Also, national demand for cement remains at a record high level with imports projected to fulfill approximately 30% of the U.S. construction industry demand this year. Low inventories and strong demand continue to put upward pressure on cement pricing. We implemented price increases ranging from $5 to $10 per ton on April 1st in our Illinois, Nevada and California cement markets.
     Based on the above factors, the Company expects to report earnings ranging from $1.00 to $1.10 per diluted share for the first quarter of fiscal year 2007 ending June 30, 2006. (These figures have been adjusted for the 3-for-1 stock split on February 24, 2006.)
     The Company made several announcements during the fourth quarter concerning future growth initiatives. On January 26, 2006, we announced plans to expand and modernize our Mountain Cement plant located in Laramie, Wyoming and our Nevada Cement plant located in Fernley, Nevada. The plans will expand the production capacity of Mountain Cement by 60% and double the production of Nevada Cement (bringing both plants up to 1.1 million tons of cement production) while at the same time dramatically reducing their fuel and electricity consumption. Both projects are expected to be operational in fall 2008. The total capital investment in these two projects is expected to be approximately $320 million.
     During the quarter we also completed several corporate initiatives. Reflecting the confidence in Eagle’s ability to generate substantial operating cash flow, the Board of Directors of Eagle approved a 75% increase in Eagle’s annual cash dividend beginning with the cash dividend paid in April 2006. On February 24, 2006, Eagle executed a 3-for-1 stock split in the form of a 200% stock dividend on its Common Stock and Class B Common Stock. In addition, on April 11, 2006 Eagle’s stockholders approved a proposal to eliminate Eagle’s dual class stock structure through an amendment to Eagle’s charter. As a result of the favorable vote, after the close of trading on the New York Stock Exchange on that day, each share of Eagle’s Common Stock and each share of Eagle’s Class B Common Stock were reclassified on a one-for-one basis into a single share of new Common Stock.
GYPSUM WALLBOARD
     Gypsum Wallboard revenues for the fourth quarter totaled $134.7 million, a 52% increase over the $88.8 million for the same quarter a year ago. Gypsum Wallboard’s fourth quarter operating earnings were $50.4 million, up 133% from the $21.6 million for the same quarter last year. The revenue and earnings gain for the quarter resulted from higher sales prices and record fourth quarter sales volume. The average net sales price for this fiscal year’s fourth quarter was $155 per MSF, 34% greater than the $115 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 724 million square feet (MMSF) for the quarter increased 18% from the prior year’s fourth quarter.
     Fiscal 2006 operating earnings from Gypsum Wallboard were $154.2 million, an increase of 89% compared to $81.6 million for fiscal 2005. Revenues from Gypsum Wallboard were $479.1 million for fiscal 2006, 37% higher than last year’s revenues of $350.1 million.
CEMENT
     Operating earnings from Cement increased 47% to $19.6 million for the fourth quarter this year from $13.3 million for the same quarter last year. The earnings gain was due primarily to a record high average net sales price and record fourth quarter sales volumes. Cement revenues, including joint venture and intersegment sales, for the fourth quarter totaled $64.8 million, 31% greater than the $49.6 million for the same quarter a year ago. Cement sales volume for the fourth quarter totaled 669,000 tons, 7% above the 626,000 tons for the same quarter last year. The average net sales price for this fiscal year’s fourth quarter was $90 per ton, 22% greater than the $74 per ton for the same quarter last year.
     Fiscal 2006 operating earnings from Cement were $78.3 million, an increase of 36% compared to $57.6 million for fiscal 2005. Revenues from Cement, including joint venture and intersegment sales, were $285.3 million for fiscal 2006, 35% higher than last year’s revenues of $211.3 million.
PAPERBOARD
     Eagle’s Paperboard operation reported fourth quarter revenues, including sales to Eagle’s Wallboard operations, of $34.6 million which was 21% greater than last year’s fourth quarter. Paperboard operating earnings of $2.6 million for the fourth quarter this year were down 53% from last year’s fourth quarter operating earnings due primarily to increased energy costs and a larger percentage of sales of low margin containerboard grade paper. For this year’s fourth quarter, Paperboard sales volume was 80,000 tons, up 36% from last year’s fourth quarter sales volume of 59,000 tons. This year’s fourth quarter average net sales price of $423 per ton was 9% below last year’s fourth quarter average net sales price of $467 per ton.
     Fiscal 2006 operating earnings from Paperboard were $20.1 million, a decrease of 21% compared to $25.4 million for fiscal 2005. Revenues from Paperboard, including sales to Eagle’s Wallboard operations, were $133.5 million for fiscal 2006, 7% higher than last year’s revenues of $125.2 million.
CONCRETE AND AGGREGATES
     Revenues from Concrete and Aggregates were $20.4 million for this year’s fourth quarter, 26% greater than the $16.2 million for the fourth quarter a year ago. Concrete and Aggregates reported a $1.6 million operating profit for this year’s fourth quarter, down 26% from the $2.2 million operating profit for the same quarter last year, due to increased costs at both of our aggregate operations. Our Northern California operation was severely impacted by a significant amount of rainfall during the quarter.
     Concrete sales volume increased 12% for the fourth quarter this year to 200,000 cubic yards from 179,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $67 per cubic yard for the fourth quarter of fiscal 2006 was a record and was 17% higher than the $57 per cubic yard for the fourth quarter a year ago. Our Aggregates operation reported sales volume of 1.13 million tons for the current quarter, 4% greater than the 1.08 million tons reported in the fourth quarter last year. Our Aggregates quarterly average net sales price was a record high $6.17 per ton during the fourth quarter and was 16% above last year’s fourth quarter Aggregates average net sales price.
     Fiscal 2006 operating earnings from Concrete and Aggregates were $9.6 million, an increase of 24% compared to $7.7 million for fiscal 2005. Revenues from Concrete and Aggregates were $89.8 million for fiscal 2006, 27% higher than last year’s revenues of $70.8 million.
DETAILS OF FINANCIAL RESULTS
     We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.
     In addition, for segment reporting purposes we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

     Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 3:00 pm. Eastern Time (2:00 p.m. Central Time) on Wednesday, May 3, 2006. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at 214-432-2000.
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     Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including natural gas) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.
For additional information, contact at 214/432-2000.
Steven R. Rowley
President and Chief Executive Officer
Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer
(1) Summary of Consolidated Earnings
(2) Revenues and Earnings by Lines of Business (Quarter)
(3) Revenues and Earnings by Lines of Business (Fiscal Year)
(4) Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(5) Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1
Eagle Materials Inc.
Summary of Consolidated Earnings
(dollars in thousands, except per share data)
(unaudited)

			Quarter Ended March 31,
			2006	2005	Change
Revenues			$221,605	$153,336	45%
Earnings Before Income Taxes			$66,289	$38,743	71%
Net Earnings			$43,767	$27,488	59%
Earnings Per Share:
	—	Basic	$0.87	$0.50	74%
	—	Diluted	$0.86	$0.49	76%
Average Shares Outstanding:
	—	Basic	50,243,883	54,906,165	-8%
	—	Diluted	51,070,874	55,571,913	-8%

			Fiscal Year Ended March 31,
			2006	2005	Change
Revenues			$859,702	$616,541	39%
Earnings Before Income Taxes			$241,066	$158,089	52%
Net Earnings			$160,984	$106,687	51%
Earnings Per Share:
	—	Basic	$3.06	$1.93	59%
	—	Diluted	$3.02	$1.91	58%
Average Shares Outstanding:
	—	Basic	52,599,080	55,241,025	-5%
	—	Diluted	53,330,304	55,883,274	-5%

Eagle Materials Inc.
Attachment 2
Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended March 31,
	2006	2005	Change
Revenues*
Gypsum Wallboard	$134,740	$88,806	52%
	61%	58%
Cement (Wholly Owned)	45,876	33,233	38%
	21%	22%
Paperboard	20,782	15,323	36%
	9%	10%
Concrete & Aggregates	20,207	15,974	26%
	9%	10%
Other, net	—	—	0%
	0%	0%

Total	$221,605	$153,336	45%
	100%	100%

Operating Earnings
Gypsum Wallboard	$50,445	$21,633	133%
	68%	51%
Cement:
Wholly Owned	11,128	7,809	43%
Joint Venture	8,456	5,501	54%

	19,584	13,310	47%
	27%	31%
Paperboard	2,640	5,561	-53%
	4%	13%
Concrete & Aggregates	1,614	2,192	-26%
	2%	5%
Other, net	(393)	55	-815%
	-1%	0%

Total Operating Earnings	73,890	42,751	73%
	100%	100%
Corporate General Expenses	(5,470)	(2,872)
Interest Expense, net	(2,131)	(1,136)

Earnings Before Income Taxes	$66,289	$38,743	71%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

     Eagle Materials Inc.
     Attachment 3
Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Fiscal Year Ended March 31,
	2006	2005	Change
Revenues*
Gypsum Wallboard	$479,134	$350,101	37%
	56%	57%
Cement (Wholly Owned)	213,980	125,480	71%
	25%	20%
Paperboard	75,935	71,076	7%
	9%	12%
Concrete & Aggregates	88,374	69,691	27%
	10%	11%
Other, net	2,279	193	1,081%
	0%	-2%

Total	$859,702	$616,541	39%
	100%	100%

Operating Earnings

Gypsum Wallboard	$154,227	$81,616	89%
	58%	48%
Cement:
Wholly Owned	51,394	30,694	67%
Joint Venture	26,917	26,922	0%

	78,311	57,616	36%
	30%	34%
Paperboard	20,087	25,406	-21%
	7%	15%
Concrete & Aggregates	9,613	7,742	24%
	4%	5%
Other, net	1,539	(721)	313%
	1%	0%

Total Operating Earnings	263,777	171,659	54%
	100%	100%
Corporate General Expenses	(16,370)	(10,280)
Interest Expense, net	(6,341)	(3,290)

Earnings Before Income Taxes	$241,066	$158,089	52%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

Eagle Materials Inc.
Attachment 4
Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues
(unaudited)

	Sales Volume
	Quarter Ended			Fiscal Year Ended
	March 31,			March 31,
	2006	2005	Change	2006	2005	Change
Gypsum Wallboard (MMSF’s)	724	614	18%	2,832	2,547	11%

Cement (M Tons):
Wholly Owned	473	415	14%	2,381	1,566	52%
Joint Venture	196	211	-7%	819	1,187	-31%

	669	626	7%	3,200	2,753	16%
Paperboard (M Tons):
Internal	28	26	8%	114	109	5%
External	52	33	58%	175	159	10%

	80	59	36%	289	268	8%

Concrete (M Cubic Yards)	200	179	12%	883	769	15%

Aggregates (M Tons)	1,130	1,082	4%	5,714	5,196	10%

	Average Net Sales Price*
	Quarter Ended			Fiscal Year Ended
	March 31,			March 31,
	2006	2005	Change	2006	2005	Change
Gypsum Wallboard (MSF)	$154.52	$115.24	34%	$137.65	$108.74	27%
Cement (Ton)	$90.03	$73.59	22%	$83.15	$70.77	17%
Paperboard (Ton)	$423.29	$466.59	-9%	$452.63	$455.73	-1%
Concrete (Cubic Yard)	$67.01	$57.35	17%	$62.61	$54.92	14%
Aggregates (Ton)	$6.17	$5.32	16%	$5.89	$5.29	11%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended		Fiscal Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Intersegment Revenues:
Cement	$1,524	$1,040	$6,146	$3,609
Paperboard	13,824	13,289	57,546	54,108
Concrete and Aggregates	240	263	1,404	1,095

	$15,588	$14,592	$65,096	$58,812

Cement Revenues:
Wholly Owned	$45,876	$33,233	$213,980	$125,480
Joint Venture	17,445	15,327	65,164	82,254

	$63,321	$48,560	$279,144	$207,734

Eagle Materials Inc.
Attachment 5
Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	March 31,
	2006	2005
ASSETS
Current Assets —
Cash and Cash Equivalents	$54,766	$7,221
Accounts and Notes Receivable, net	94,061	70,952
Inventories	67,799	63,482

Total Current Assets	216,626	141,655

Property, Plant and Equipment, net	557,562	524,359
Investments in Joint Ventures	27,847	28,181
Goodwill	67,854	66,960
Other Assets	19,027	18,846

	$888,916	$780,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Note Payable	$—	$30,800
Accounts Payable and Accrued Liabilities	104,699	91,069

Total Current Liabilities	104,699	121,869

Long-term Debt	200,000	54,000
Deferred Income Taxes	119,479	118,764
Stockholders’ Equity —
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 50,318,797 and 54,675,834 Shares; respectively.	503	547
Capital in Excess of Par Value	—	—
Accumulated Other Comprehensive Losses	(1,404)	(1,842)
Retained Earnings	465,639	486,663

Total Stockholders’ Equity	464,738	485,368

	$888,916	$780,001